Exhibit 99.1

For immediate release November 13, 2003	Contact: James E. LaCrosse (317) 917-1201

National Wine & Spirits Announces its Results for the Quarter Ended September 30, 2003

Unaudited: Quarter Ended September 30, 2003

•	Revenues were $128.7 million vs. $175.5 million in prior year.

•	Gross profit was $29.0 million vs. $39.4 million in prior year.

•	Net loss was $2.3 million vs. net income of $0.6 million during the prior year’s quarter.

•	EBITDA was $2.9 million, vs. $5.7 million in prior year.

Unaudited: 6 Months Ended September 30, 2003

•	Revenues were $272.7 million vs. $358.3 million in prior year.

•	Gross profit was $63.9 million vs. $82.6 million in prior year.

•	Net loss was $2.3 million vs. net income of $5.0 million in prior year.

•	EBITDA was $7.0 million, vs. $15.1 million in prior year.

Results:

Indianapolis, Indiana, [November 13, 2003] For the three months ended September 30, 2003, the Company’s EBITDA was $2.9 million, as compared to $5.7 million for the prior year’s comparable quarter. Net loss was $2.3 million for the three months ended September 30, 2003, versus net income of $0.6 million for the prior year’s comparable quarter, primarily resulting from the decline in the Company’s Illinois sales volume and lower than expected sales from the Company’s USB division. The Company’s case volume and revenue from its Indiana and Michigan operations improved for the three months ended September 30, 2003, as compared to the prior year’s comparable quarter through organic growth and additional brands. In late October, Future Brands named the Company as its sole broker for the state of Michigan effective January 2004, a move which will strengthen ties with this important supplier.

The Company’s Illinois division experienced reduced sales volume, as compared to the prior year’s comparable quarter, resulting from the loss of certain distribution rights that occurred during the last fiscal quarter of the year ended March 31, 2003.

For the six months ended September 30, 2003, the Company’s EBITDA was $7.0 million, as compared to $15.1 million for the prior year’s comparable period. Net loss was $2.3 million for the six months ended September 30, 2003, versus net income of $5.0 million for the prior year’s comparable period, primarily resulting from the decline in the Company’s Illinois sales volume. The Company’s case volume and revenue from its Indiana and Michigan operations have improved for the six months ended September 30, 2003, as compared to the prior year’s comparable period.

The most comparable GAAP measure for EBITDA is net income (loss). Following is reconciliation between net income (loss) and EBITDA for the three months, and six months, ended September 30, 2003 and 2002, respectively.

	Three Months Ended		Six Months Ended
	Sept. 30, 2003	Sept. 30, 2002	Sept. 30, 2003	Sept. 30, 2002
	(In thousands)		(In thousands)
Net Income (loss)	$(2,266)	$631	$(2,305)	$5,025
Interest expense	2,133	2,828	3,863	5,647
Depreciation	1,613	1,678	3,208	3,324
Amortization	1,430	528	2,211	1,123

EBITDA	$2,910	$5,665	$6,977	$15,119

The EBITDA information reflected herein may not be comparable to similarly titled measures used by other companies. EBITDA is a non-GAAP financial measure within the meaning of Regulation G. EBITDA is presented because it is a widely accepted financial indicator used by investors and analysts to analyze and compare companies on the basis of debt service capability. Management also uses EBITDA to set targets and monitor and assess financial performance. EBITDA is not intended to represent cash flows for the periods presented, nor has it been presented as an alternative to net income as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance and cash flow prepared in accordance with generally accepted accounting principles.

Indianapolis-based National Wine & Spirits, Inc. is one of the leading distributors of alcohol beverages in the U.S. The Company has a strong portfolio that includes brands from Fortune Brands [FO], Diageo [DEO], Louis-Vuitton Moet Hennessey [LVMHF], Pernod Ricard [PDRDF], Constellation Brands [STZ], Brown-Forman

[BFA; BFB], Beringer Wine [BERW], Allied Domecq [AED], Sebastiani Winery, Banfi, Kendall Jackson, and Southcorp [STHHY] among others.

“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this news release. A variety of factors could cause the Company’s actual results to differ from the reported results expressed in such forward-looking statements. A discussion of factors that could cause results to vary are included in the Company’s periodic reports filed with the Securities and Exchange Commission, including its Form 10-K for the fiscal year ended March 31, 2003, and its Form 10-Q for the six months ended September 30, 2003.